EXHIBIT 99

AMERICAN WOODMARK CORPORATION
1999 STOCK OPTION PLAN FOR EMPLOYEES

1. Purpose. The purpose of this 1999 Stock Option Plan For Employees (the "Plan") is to further the long-term stability and financial success of American Woodmark Corporation (the "Company") by attracting and retaining employees through the use of stock options. It is believed that ownership of Company Stock will stimulate the efforts of those employees upon whose judgment and interests the Company and its Subsidiaries are and will be largely dependent for the successful conduct of its business. It is also believed that the stock options granted to such employees under this Plan will strengthen their desire to remain employed with the Company and its Subsidiaries and will further the identification of those employees' interests with those of the Company and its Subsidiaries. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a) "Act" means the Securities Exchange Act of 1934, as amended.

(b) "Applicable Withholding Taxes" means the aggregate amount of federal, state and local income and payroll taxes that the Company or appropriate Subsidiary is required to withhold in connection with the exercise of any Option.

(c) "Board" means the Board of Directors of the Company.

(d) "Change of Control" means the occurrence of any of the following events: (i) The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Act) of 50% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors. The term "unrelated person" means any person other than (x) the Company and its Subsidiaries, (y) an employee benefit plan or trust of the Company or its Subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to subsection (ii) below. For purposes of this subsection, a "person" means an individual, entity or group, as that term is used for purposes of the Act.

(ii) Any tender or exchange offer, merger or other business combination, sale of assets or any combination of the foregoing transactions, and the Company is not the surviving corporation.

(iii) A liquidation of the Company.

(e) "Code" means the Internal Revenue Code of 1986, as amended.

(f) "Committee" means the Compensation Committee of the Board, provided that, if any member of the Compensation Committee does not or would not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the Board shall designate the remaining members of the Compensation Committee (but not less than two members) as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

(g) "Company" means American Woodmark Corporation.

(h) "Company Stock" means common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 11), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

(i) "Date of Grant" means the date on which the Committee grants an Option.

(j) "Disability" or "Disabled" shall mean permanent and total disability, unless otherwise defined in an option agreement. The Committee shall determine whether a Disability exists and such determination shall be conclusive.

(k) "Fair Market Value" means (i) if the Company Stock is traded on an exchange, the mean of the highest and lowest registered sales prices of the Company Stock on that date on the exchange on which the Company Stock generally has the greatest trading volume, (ii) if the Company Stock is traded in the over-the-counter market, the mean between the high and low prices on that date as reported on the Nasdaq National Market or, (iii) if neither of the foregoing is applicable, a value determined by the Committee in good faith. Fair Market Value shall be determined as of the applicable date specified in the Plan or, if there are no trades on such date, then for purposes of subparagraphs (i) and (ii) above the value shall be determined as of the last preceding day on which the Company Stock is traded.

(l) "Mature Shares" means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

(m) "Non-statutory Stock Option" means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an incentive stock option and is so designated.

(n) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

(o) "Participant" means any employee of the Company or a Subsidiary who receives an Option under the Plan.

(p) "Replacement Feature" means a feature of an Option, as described in the Participant's stock option agreement, that provides for the automatic grant of a Replacement Option in accordance with the provisions of Section 7(e).

(q) "Replacement Option" means an Option granted to a Participant equal to the number of Mature Shares of already owned Company Stock that are delivered by the Participant to exercise an Option, including any Mature Shares that are delivered by the Participant or any shares of Company Stock that are withheld by the Company to pay Applicable Withholding Taxes, as described in Section 7(e).

(r) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

(s) "Subsidiary" means any corporation of which the Company owns at least 50 percent of the combined voting power of all classes of stock or which is in a chain of corporations with the Company in which stock possessing at least 50% of the combined voting power of all classes of stock is owned by one or more corporations in the chain.

(t) "Taxable Year" means the fiscal period used by the Company for reporting taxes on income under the Code.

3. General. Only Non-statutory Stock Options may be granted under the Plan.

4. Stock. Subject to Section 11 of the Plan, there shall be reserved for issuance under the Plan one million (1,000,000) shares of Company Stock, which shall be authorized, but unissued shares. Shares allocable to Options, or portions thereof granted under the Plan that expire, are forfeited, or otherwise terminate unexercised may again be subjected to an Option under the Plan. The Committee is expressly authorized to grant Options to a Participant conditioned upon the surrender for cancellation of Options previously granted to such Participant. However, without prior shareholder approval, the Committee is expressly prohibited from granting a new Option if the exercise price of the new Option is less than the exercise price of the Option being surrendered for cancellation. No more than 100,000 shares of Company Stock may be allocated to the Options that are granted to any individual Participant during any single Taxable Year.

5. Eligibility.

(a) All present and future employees of the Company or a Subsidiary (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company or a Subsidiary shall be eligible to receive Options under the Plan. The Committee shall have the power and complete discretion, as provided in Section 12, to select eligible employees to receive Options and to determine for each employee the terms and conditions of each Option.

(b) The grant of an Option shall not obligate the Company or any Subsidiary to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

6. Stock Options.

(a) The Committee may make grants of Options to eligible employees. Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become a stock option agreement. The Committee may delegate to the Chief Executive Officer of the Company the authority to select eligible employees to receive Options, to determine the time or times at which Options will be awarded to eligible employees and to determine the terms and conditions of such Options, except to the extent that such a delegation would prevent compliance with Rule 16b-3, Code section 162(m) or any other section of the Code, or other applicable law or regulation. Actions taken by the Chief Executive Officer pursuant to such a delegation of authority shall be subject to ratification by the Committee.

(b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant.

(c) Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement. The Committee may impose such vesting conditions and other requirements as the Committee deems appropriate, and the Committee may include such provisions regarding Change of Control as the Committee deems appropriate.

(d) The Committee may, in its discretion, grant Options containing a Replacement Feature as described in Section 7(e) and may amend previously granted Non-statutory Stock Options to provide such a Replacement Feature.

7. Method of Exercise of Options.

(a) Options may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option. Such notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit, the Participant may (i) deliver Mature Shares (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, (ii) cause to be withheld from the Option shares, shares of Company Stock (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, or (iii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option, Applicable Withholding Taxes.

(b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company's counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant's investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.

(c) Each Participant shall agree as a condition of the exercise of an Option to pay to the Company or appropriate Subsidiary, or make arrangements satisfactory to the Company or appropriate Subsidiary regarding the payment to the Company or appropriate Subsidiary of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company or appropriate Subsidiary have been made, no stock certificate shall be issued upon the exercise of an Option.

(d) As an alternative to making a cash payment to the Company or appropriate Subsidiary to satisfy Applicable Withholding Taxes, if the Participant's option agreement so provides, the Participant may elect to (i) deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Company or appropriate Subsidiary retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

(e) If a Participant exercises an Option that has a Replacement Feature by delivering Mature Shares of Company Stock, the Participant shall automatically be granted a Replacement Option. The Replacement Option shall be subject to the following provisions: i) the Replacement Option shall cover the number of shares of Company Stock delivered by the Participant to exercise the Option, including any Mature Shares that are delivered by the participant or any shares of Company Stock that are withheld by the Company to pay Applicable Withholding Taxes,; (ii) the Replacement Option will not have a Replacement Feature; (iii) the exercise price of shares of Company Stock covered by a Replacement Option shall be not less than 100% of the Fair Market Value of such shares on the date the Participant delivers Mature Shares of Company Stock to exercise the Option; and (iv) The Replacement Option shall be subject to the same terms as the Option to which it relates, including restrictions on exercisability as those imposed on the underlying Option and such other restrictions as the Committee deems appropriate.

8. Effective Date of the Plan. The effective date of the Plan is August 24, 1999. The Plan shall be submitted to the shareholders of the Company for approval. Until (i) the Plan has been approved by Company's shareholders, and (ii) the requirements of any applicable Federal or State securities laws have been met, no Option granted under the Plan shall be exercisable.

9. Nontransferability of Options. In general, Options, by their terms, shall not be transferable by the Participant except by will or by the laws of descent and distribution. Options shall be exercisable, during the Participant's lifetime, only by the Participant or by his guardian or legal representative.

10.Termination, Modification, Change.

(a) If not sooner terminated by the Board, this Plan shall terminate at the close of business on August 23, 2009. No Options shall be granted under the Plan after its termination. The Board may amend or terminate the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Options granted under the Plan (except pursuant to Section 11), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Options with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause the Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Option previously granted to him or her.

(b) Notwithstanding the provisions of subsection (a) above, this subsection (b) will apply if the Company is involved in any merger or similar transaction that the Company intends to treat as a "pooling of interest" for financial reporting purposes. In such a case, the Committee may amend the terms of any Option or of the Plan to the extent that the Company's independent accountants determine that such terms would preclude the use of "pooling of interest" accounting. The authority of the Committee to amend the terms of any Option or of the Plan includes, without limitation, the right (i) to rescind or suspend any terms that are contingent on a Change in Control, such as the acceleration of vesting or provisions for special payments to an optionee or participant; (ii) to modify Options to comply with prior practices of the Company as to terms of Options; (iii) to provide for payment to the optionee of Common Stock or stock of the other party to the transaction equal to the fair value of the Option; and (iv) to suspend any provisions for payment of an Option in cash. The authority of the Committee under this section may be exercised in the Committee's sole and complete discretion.

11. Change in Capital Structure.

(a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price, the terms of stock option agreements and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

(b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions with respect to outstanding Options as the Committee deems appropriate.

(c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

12. Administration of the Plan.

(a) Subject to the provisions of Rule 16b-3, the Plan shall be administered by the Committee. The Committee shall have general authority to impose any limitation or condition upon an Option the Committee deems appropriate to achieve the objectives of the Option and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the power and complete discretion to determine: (i) which eligible employees shall receive Options and the time or times when Options shall be granted, (ii) whether all or any part of an Option shall be accelerated upon a Change of Control, (iii) the number of shares of Company Stock to be covered by each Option, (iv) whether an Option shall become vested over a period of time and when it shall be fully vested, (v) when Options may be exercised, (vi) whether a Disability exists, (vii) the manner in which payment will be made upon the exercise of Options or Stock, (viii) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options is permitted, (ix) whether to authorize a Participant (A) to deliver Mature Shares to satisfy Applicable Withholding Taxes or (B) to have the Company or appropriate Subsidiary withhold from the shares to be issued upon the exercise of an Option the number of shares necessary to satisfy Applicable Withholding Taxes, (x) notice provisions relating to the sale of Company Stock acquired under the Plan, (xi) the extent to which information shall be provided to Participants about available tax elections, (xii) whether Options will be granted with Replacement Features and (xiii) any additional requirements relating to Options that the Committee deems appropriate. The Committee shall have the power to amend the terms of previously granted Options that were granted by that Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Option.

(b) The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Employer, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

13. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company - at the principal business address of the Company to the attention of the Corporate Secretary of the Company; and (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

14. Interpretation. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.